Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Warner Music Group Corp.:
We consent to the incorporation by reference in the registration statement (No. 333-238984) on Form S-8 of Warner Music Group Corp. of our report dated November 23, 2020, with respect to the consolidated balance sheets of Warner Music Group Corp. as of September 30, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), cash flows and (deficit) equity for each of the years in the three-year period ended September 30, 2020, and the related notes and financial statement schedule II, which report appears in the September 30, 2020 annual report on Form 10-K of Warner Music Group Corp.
Our report refers to a change in the method of accounting for leases as of October 1, 2019 due to the adoption of ASC Topic 842, Leases, and for revenue recognition as of October 1, 2018 due to the adoption of ASC Topic 606, Revenue from Contracts with Customers.
/s/ KPMG LLP
New York, New York
November 23, 2020